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                                                                    EXHIBIT 2.1


                            ACQUISITION AGREEMENT

        This Agreement, dated December 6, 1995, is entered into by and between Donald L. Walker, an individual ("Walker"); Pendragon Resources, L.L.C., a Texas limited liability company wholly owned by Walker; Northport Production Company ("Northport"); and Fortune Petroleum Corporation, a Delaware corporation ("Fortune") with its principal securities publicly traded on the American Stock Exchange. This Agreement shall supersede any previous agreement between the Parties with respect to the subject matter hereof.

        WHEREAS, Pendragon has purchased an option to acquire an undivided 16-2/3% working interest and 12-1/2% net revenue interest in and to certain oil, gas and mineral rights currently owned by PetroFina (the "PetroFina Interest") in South Timbalier Block 76, offshore Louisiana ("Block 76") consisting of a producing well, a platform, a transmission line and approximately 5,000 acres (the "Acquisition") from Northport, which has entered into a purchase and sale agreement with PetroFina to acquire the PetroFina Interest; and

        WHEREAS, Pendragon desires to assign its right to complete the Acquisition to Fortune, whereupon Fortune will acquire the PetroFina Interest from Northport on terms identical to those contained in the purchase and sale agreement between PetroFina and Northport, including the conveyance to Fortune of the representations and warranties received by Northport from PetroFina; and

        WHEREAS, Walker, on behalf of Pendragon, made a non-refundable option payment of $150,000 to PetroFina to extend the Northport - PetroFina purchase and sale agreement expiration date, which may be credited to the purchase price of Block 76 or which shall be forfeited to PetroFina if the Acquisition is not completed; and

        WHEREAS, Fortune has made an additional non-refundable deposit of $100,000 to PetroFina to further extend the Northport - PetroFina purchase and sale agreement expiration date through December 11, 1995, which may be credited to the purchase price of Block 76 or which shall be forfeited to PetroFina if the Acquisition is not completed; and

        WHEREAS, Fortune's purchase price of the PetroFina Interest from Northport is $2,900,000 with an effective purchase date of July 1, 1995; and


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        WHEREAS, Fortune has agreed to pay Pendragon $100,000 for its services herein and has further agreed with Pendragon that Pendragon shall be responsible for paying any compensation to finders or other third parties involved in the Acquisition; and

        WHEREAS, Pendragon desires to acquire an option to purchase from Fortune, within 90 days from the closing date of the Acquisition, 25% of the 16-2/3% PetroFina Interest in Block 76 (representing a 4-1/6% working interest and a 3-1/8% net revenue interest, hereinafter referred to as the "Walker Interest") for $790,000; and

        WHEREAS, Fortune requires and has received an approval from Consolidated Natural Gas as operator of Block 76 of the assignment of its working interest from PetroFina and Northport; and

        WHEREAS, Fortune intends to privately issue 1,250,000 shares of common stock (the "Shares") under the provisions of Regulation S of the Securities Act of 1933 in order to fund the Acquisition.

        NOW, THEREFORE, in consideration of the foregoing, and of the mutual and dependent covenants hereinafter set forth, and other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the Parties hereto agree as follows:

        1. Fortune shall be assigned, from Northport, the entire PetroFina Interest (16-2/3% working interest and 12-1/2% net revenue interest) in Block 76 to be obtained by Northport from PetroFina, effective July 1, 1995, subject to the rights of Walker and Pendragon to exercise their option to acquire the Walker Interest as hereinafter provided. In the event the full option exercise price is not received by Fortune within the term of the option, then any portion of the Walker Interest not yet assigned to Pendragon under the provisions of paragraph 3, below, shall be retained by Fortune and no further assignment of such interest shall be required to Pendragon.

        2. Fortune hereby grants to Walker and Pendragon an option to acquire the Walker Interest at any time within ninety (90) days of the closing date of the Acquisition upon the payment to Fortune by Walker and Pendragon of the sum of $790,000. Upon such payment, Fortune shall assign the Walker Interest to Pendragon, effective January 1, 1996. In the event the option payment is not received by Fortune within the 90-day term of



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the option, the option shall terminate and the entire PetroFina Interest shall be the sole property of Fortune.

        3. At any time prior to the expiration of the option to acquire the Walker Interest, Walker or Pendragon may make partial option payments to Fortune, and Fortune shall make an assignment to Pendragon of its pro-rata share of the Walker Interest in relation to the percentage of the option payment which is remitted.

        4. In the event that no portion of the option to acquire the Walker Interest is exercised, Fortune shall remit to Walker his $150,000 non-refundable deposit to PetroFina which was used as part of the purchase price paid by Fortune for the Acquisition. In the event any partial option payments were made by Walker or Pendragon prior to the expiration of the option but the entire option amount was not exercised, then Fortune shall retain a proportional amount of Walker's $150,000 deposit to PetroFina and shall remit the balance to Walker.

        5. Upon closing of the Acquisition, Fortune agrees to issue Walker 50,000 private common stock purchase warrants exercisable at the market price of Fortune's stock on the date of closing the Acquisition and an additional 100,000 private common stock purchase warrants exercisable at $6.00 per share.

        6. The obligation of Fortune to proceed with the transaction contemplated hereby is conditioned upon and subject to the sale by Fortune of its common stock in a private placement under the provisions of Regulation S of the Securities Act of 1933, in an amount and manner acceptable to Fortune in its sole discretion. This Agreement is also contingent upon executing any appropriate modifications which are required to the escrow held by Cole & Turet.

        7. Time is of the essence of this Agreement and each and every provision hereof.

        8. This Agreement contains the entire agreement between the Parties pertaining to the Acquisition and supersedes any and all prior agreements, representations and understandings of the Parties, written or oral.

        9. This Agreement and the obligations of the Parties hereunder shall be interpreted, construed and enforced in accordance with the laws of the State of California.


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The Parties hereby consent to jurisdiction in the state and federal courts in the State of California and to venue in the courts in Los Angeles, California.

        10. No consent or waiver, express or implied, by any party to, or of any breach or default by any other party in, the performance of its obligations hereunder shall be deemed or construed to be a consent to or waiver of any other breach or default in the performance by such other party of the same or any other obligations hereunder. Failure on the part of a party to complain of any act of the other party to declare a party in default, irrespective of how long such failure continues, shall not constitute a waiver of such party of its rights hereunder.

        11. This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective heirs, executors, administrators, personal representatives, successors and assigns. This Agreement, or any right or interest hereunder, shall not be assignable by any party hereto without the written consent of any other party hereto.

        12. This Agreement may be executed in one or more counterparts, any one of which, if originally executed, shall be binding upon each of the parties signing thereon, and all of which taken together shall constitute one and the same instrument.

        13. Each party agrees and covenants that it will at any time and from time to time, upon the request of the other, execute, acknowledge, deliver or perform all such further acts, deeds, assignments, transfers, conveyances and assurances as may be required to carry out the terms and provisions of this Agreement.

        14. No person shall have any rights whatsoever under this Agreement unless such person is a party to this Agreement, and only in such capacities as such person is a party hereto.

        15.    Each party represents and warrants that in executing this
Agreement: (i) such party has had the opportunity to obtain independent accounting, financial, investment, legal, tax, and other appropriate advice;
(ii) the terms of the Agreement have been carefully read by such party and its consequences explained to such party by his or its independent advisors; (iii) such party fully understands the terms and consequences of this Agreement; (iv) such party has not relied on any inducements, promises or representations made by the other party (except those expressly set forth herein) or the accountants, attorneys or other



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agents representing or serving any other party; and (v) its execution of this
Agreement is free and voluntary.

        16. In the event of any dispute between parties to this Agreement, the prevailing party shall be entitled to immediate payment of all costs incurred by such party in such dispute, including, but not limited to, court costs and reasonable attorneys' fees.

        17. No provisions of this Agreement or any of the documents referred to herein may be amended, modified, supplemented, changed, waived, discharged, or terminated, except by a writing signed by or on behalf of each party hereto.

        IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first above written.



PENDRAGON RESOURCES, L.L.C.


By:  /s/ DONALD L. WALKER                     /s/ DONALD L. WALKER
    ------------------------------            --------------------------------
     DONALD L. WALKER, Owner                  DONALD L. WALKER, an individual


FORTUNE PETROLEUM CORPORATION


By:
    ------------------------------
     TYRONE J. FAIRBANKS,
     President and CEO


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